Exhibit 99.1

     SAN JOSE, CA, October 27, 2005 - SJW Corp. (AMEX:SJW) diluted earnings per common share for the quarter ended September 30, 2005 were $1.00, compared to $0.60 for the same quarter in 2004. The increase in net income is inclusive of the net of tax gain on sale of nonutility property of $1,095,000, or $0.12 per share, in September 2005.

     Operating revenue for the third quarter was $58,469,000 versus $52,297,000 for the same period in 2004, representing an increase of $6,172,000 or 12%. Revenues increased $6,328,000 due to cumulative rate increases and $292,000 due to new customers, which was partially offset by a decrease of $319,000 attributable to lower customer usage and a decrease in other revenues of $129,000.

     Water production costs for the third quarter of 2005 consisting of purchased water, power and pump taxes, decreased $101,000 from the third quarter of 2004. The decrease in production costs was primarily attributable to $333,000 decrease in usage and $594,000 as a result of greater availability of surface water. However, the decrease was partially offset by increases in the cost of purchased water and pump tax from Santa Clara Valley Water District of $742,000 and other costs of $84,000.

     Quarterly operating expenses for the third quarter of 2005, excluding water production costs and income taxes, increased $1,955,000 from 2004. The increase consisted principally of $849,000 in general and administrative costs, which includes a $356,000 increase in employee benefits' costs, $265,000 in professional services and $228,000 in salaries and other expenses. In addition, other operating expenses increased $593,000, taxes other than income increased $124,000 and depreciation expense increased $353,000 as a result of growth in utility plant. Income tax expense for the third quarter of 2005 was higher than the same period in 2004 due to increased pre-tax earnings. The increase in other comprehensive income of $2,375,000 was a result of the change in the market value of the investment in California Water Service Group.

     Year-to-date diluted earnings per common share were $1.91 compared to $1.32 for the same period in 2004. The increase in year-to-date earnings was primarily due to cumulative rate increases that were partially offset by the impact of lower customer demand. Year-to-date decrease in water production costs of $3,412,000 was primarily attributable to a decrease in usage and a greater availability of surface water and was partially offset by increases in the cost of purchased water and pump tax. Other non-water production costs increased $3,808,000 and the increase is largely attributable to an increase in general and administrative costs of $1,643,000 and an increase in depreciation expense of $1,139,000. The increase in year-to-date income taxes is due to increased pre-tax earnings. The year-to-date increase in other comprehensive income of $2,304,000 was a result of the change in the market value of the investment in California Water Service Group.

     At its meeting today, the Board of Directors of SJW Corp. declared a quarterly dividend on common stock of $0.2675 per share. The dividend is payable on December 1, 2005 to shareholders of record on November 7, 2005.

     SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp., through its subsidiary San Jose Water Company, provides water service to a population of approximately one million people in San Jose and nearby communities.


This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Certain factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.





                                 SJW Corp.
  Condensed Consolidated Statements of Income and Comprehensive Income
                                (Unaudited)
                 (thousands of dollars, except share data)

                       Three Months            Nine Months         Twelve Months
                      Ended Sept. 30         Ended Sept. 30       Ended Sept. 30
                      2005      2004         2005      2004       2005      2004
                     -----------------------------------------------------------
Operating revenue    $58,469    52,297   $136,575   128,969   $174,516   163,787
Operating expense:
  Operation:
    Purchased water   15,512    14,396     34,431    32,572     43,080    40,989
    Power              1,872     2,108      3,392     4,519      4,383     5,555
    Pump taxes         7,285     8,266     13,145    17,289     17,629    21,452
    Administrative
      and general      5,311     4,462     14,899    13,256     18,928    17,293
    Other              3,701     3,108     10,308     9,644     13,556    12,826
  Maintenance          2,252     2,216      6,633     6,503      8,803     8,482
  Taxes, other than
    income taxes       1,476     1,352      4,238     4,006      5,547     5,267
  Depreciation and
    amortization       5,042     4,689     14,928    13,789     19,619    17,618
  Income taxes         5,755     3,960     11,622     8,556     14,710    10,584
                     -----------------------------------------------------------
Total operating
  expense             48,206    44,557    113,596   110,134    146,255   140,066
                     -----------------------------------------------------------
Operating income      10,263     7,740     22,979    18,835     28,261    23,721

Sale of nonutility
  property, net of
  taxes of $761        1,095         -      1,095         -      4,870        -
Long-term debt interest
  and other, net      (2,131)   (2,210)    (6,451)   (6,724)    (7,833)  (8,608)
                     -----------------------------------------------------------
Net income           $ 9,227     5,530   $ 17,623    12,111   $ 25,298    15,113
                     ===========================================================
Other comprehensive
  income, net          2,375     1,181      2,304     1,278      7,950     1,911
                     -----------------------------------------------------------
Comprehensive income $11,602     6,711   $ 19,927    13,389   $ 33,248    17,024
                     ===========================================================
Earnings per share
  - Basic            $  1.01      0.61   $   1.93      1.33    $  2.77      1.65
  - Diluted             1.00      0.60       1.91      1.32       2.74      1.64
Comprehensive income
  per share
   - Basic           $  1.27      0.74   $   2.18      1.47    $  3.64      1.86
   - Diluted            1.25      0.73       2.16      1.46       3.60      1.85
Dividends per share  $  0.26      0.25   $   0.79      0.76    $  1.05      1.01
Weighted average shares
  outstanding
   - Basic         9,135,441 9,137,433  9,135,710 9,136,986  9,135,640 9,136,599
   - Diluted       9,250,491 9,198,718  9,234,724 9,193,627  9,228,242 9,188,266



                                   SJW Corp.
                      Condensed Consolidated Balance Sheets
                                  (Unaudited)
                            (thousands of dollars)

                                                  September 30      December 31
                                                          2005             2004
                                                      -------------------------
ASSETS
Utility Plant                                         $652,244         $619,590
Less: accumulated depreciation and amortization        204,484          189,221
                                                      -------------------------
   Net utility plant                                   447,760          430,369
Nonutility property, net                                29,936           31,987
Current assets:
    Cash and equivalents                                11,152           10,899
    Accounts receivable and accrued utility revenue     31,957           15,260
    Long-lived assets held-for-sale                        282                -
    Prepaid expenses and other                           3,023            2,211
                                                      -------------------------
         Total current assets                           46,414           28,370
Other assets:
  Investment in California Water Service Group          45,318           41,413
  Debt issuance costs                                    3,174            3,300
  Goodwill                                               1,744            1,744
  Regulatory assets                                      7,227            8,064
  Intangible pension asset                               4,357            4,357
  Other                                                  2,223            2,548
                                                      -------------------------
                                                        64,043           61,426
                                                      -------------------------
                                                      $588,153         $552,152
                                                      =========================
CAPITALIZATION AND LIABILITIES
Capitalization:
  Common stock                                        $  9,521         $  9,516
  Additional paid-in capital                            15,094           14,306
  Retained earnings                                    158,816          148,525
  Accumulated other comprehensive income                14,648           12,344
                                                      -------------------------
       Shareholders' equity                            198,079          184,691
  Long-term debt                                       145,557          143,604
                                                      -------------------------
       Total capitalization                            343,636          328,295
Current Liabilities:
  Current portion of long-term debt                         72              275
  Pump tax and purchased water                           7,017            3,856
  Purchased power                                        1,472              848
  Accounts payable                                       6,018              870
  Accrued interest                                       2,203            3,619
  Accrued taxes                                          4,658              890
  Accrued payroll                                        1,323            1,066
  Work order deposit                                       472              773
  Other current liabilities                              3,535            3,154
                                                      -------------------------
       Total current liabilities                        26,770           15,351
Deferred income taxes and credits                       52,679           51,422
Advances and contributions                             151,078          143,906
Other noncurrent liabilities                            13,990           13,178
                                                      -------------------------
                                                      $588,153         $552,152
                                                      =========================